Exhibit 5.4

600 N. Vel R. Phillips Avenue

Milwaukee, WI 53203

262-879-5000

fiserv.com

April 24, 2025

Fiserv, Inc.

600 N. Vel R. Phillips Avenue

Milwaukee, WI 53203

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Debt Securities”) of Fiserv Funding Unlimited Company, an Irish private unlimited company (“Fiserv Funding”), and the related guarantees (the “Guarantees” and, together with the Debt Securities, the “Securities”), I, as SVP, General Counsel and Secretary of Fiserv, Inc. (the “Company”), have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, (a) based solely on a Certificate of Status of the Wisconsin Department of Financial Institutions, the Company is a corporation validly existing under the laws of the State of Wisconsin, (b) the indenture relating to the Securities (the “Indenture”) has been duly authorized by all proper and necessary corporate action in respect of the Company and has been duly delivered by the Company and (c) when the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on February 22, 2024 (as amended by the Post-Effective Amendment, the “Registration Statement”) has become effective under the Act, the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Company), the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers and I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Fiserv, Inc.

The foregoing opinion is limited to the laws of the State of Wisconsin and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the State of New York, I note that you have received an opinion, dated April 24, 2025 of Sullivan & Cromwell LLP, the Company’s outside counsel, with respect to all matters of the laws of the Republic of Ireland, I note that you have received an opinion dated April 24, 2025, of DLA Piper Ireland LLP, Fiserv Funding’s outside counsel, and with respect to all matters relating to the securities registered by the Registration Statement other than the Securities, I note that you have received an opinion, dated February 22, 2024, of Foley & Larder LLP, the Company’s outside counsel.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that (i) the Indenture or any applicable governing instrument or agreement under which any Securities are to be issued, will have been, prior to the issuance of any Securities thereunder, duly authorized, executed and delivered by the parties thereto (other than the Company) and (ii) at or prior to their issuance, the Debt Securities will have been duly authorized, executed and delivered by Fiserv Funding in accordance with the laws of the Ireland and the Guarantees will have been duly authorized, executed and delivered by the Company in accordance with the laws of Wisconsin, assumptions which I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the Prospectus relating to the Securities, dated April 24, 2025. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Eric Nelson

Eric Nelson

SVP, General Counsel and Secretary